Exhibit 10.1
SALLIE MAE
EMPLOYEE STOCK PURCHASE PLAN
Amended and Restated as of February 15, 2008
1.	PURPOSE
     The purpose of the Sallie Mae Employee Stock Purchase Plan (the “Plan”) is to motivate employees of SLM Corporation (formerly USA Education, Inc., renamed on May 17, 2002) (the “Corporation”) and designated subsidiaries listed in Appendix A (collectively the “Employers”) to achieve corporate goals and to encourage equity ownership in the Corporation in order to increase proprietary interest in the Corporation’s success.
2.	ADMINISTRATION
(a)	The Plan shall be administered by the Sallie Mae Employee Stock Purchase Plan Committee (the “Committee”), which shall be appointed by the Corporation’s Board of Directors. In addition to its duties with respect to the Plan, the Committee shall have full authority, consistent with the Plan, to interpret the Plan, to promulgate such rules and regulations with respect to the Plan as it deems desirable, to delegate its responsibilities hereunder to appropriate persons and to make all other determinations necessary or desirable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be binding upon all persons.

(b)	The rights to purchase stock (“Options”) that are granted under this Plan shall constitute non-qualified stock options that are not intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). However, the Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code.
3.	SHARES SUBJECT TO THE PLAN
     The stock that may be purchased under the Plan is common stock, $.20 par value, of the Corporation. The aggregate number of shares that may be purchased as of February 15, 2008, is 1,082,739 (which represents the original number of 1,250,000 shares authorized under the Plan, which pursuant to Paragraph 4, increased to 4,375,000 shares on account of a January 2, 1998 stock split; decreased by 1,500,000 on November 6, 2002; increased from 2,857,000 shares to 8,625,000 shares on account of a June 23, 2003 stock split; decreased by 1,000,000 shares on May 19, 2005; and decreased by the total number of shares purchased since the Plan’s inception 6,542,261) and are subject to any further adjustment pursuant to Paragraph 4. Such shares may be previously-issued stock reacquired by the Corporation, authorized, but unissued stock, or stock that is purchased on the open market by the Corporation.
     If at any time the number of shares to be purchased in an Offering Period, as defined in Paragraph 5(c), causes the total number of shares offered under the Plan to exceed the above stated limit, then the number of shares that may be purchased by each Participant in that Offering Period shall be reduced pro rata.
4.	ADJUSTMENTS FOR CHANGES IN CAPITALIZATION
     If any change is made in, or other events occur with respect to, the Corporation’s stock subject to the Plan or subject to any Option granted under this Plan without receipt of consideration by the Corporation (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, extraordinary cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Corporation, each an “Adjustment Event”), the Plan shall be adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to Section 3 and the outstanding Options granted under this Plan shall be maintained in the same equivalent economic position with respect to the class(es) and number of securities and price per share of Corporation stock subject to such outstanding Options. The Committee shall be responsible for determining whether an Adjustment Event has occurred for purposes of this Section 4. If an Adjustment Event has occurred, the Committee shall make such adjustments as described herein, and its determination shall be final, binding and conclusive. No fractional interests shall be issued under the Plan based on such adjustments. The Committee shall not make any adjustment pursuant to this Section 4 that would cause an Option that is otherwise exempt from Section 409A of the Code to become subject to Section 409A of the Code, or that would cause an Option that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A of the Code.
5.	DEFINITIONS
(a)	Eligible Compensation. The term “Eligible Compensation” shall mean the regular salary and hourly wages (calculated at the regular hourly rate, including payments for sick leave, vacation, paid time-off, holidays, jury duty, bereavement and other paid leaves of absence). In addition commissions paid by an Employer to a Participant during the Offering Period are considered “Eligible Compensation.” “Eligible Compensation” shall not include other

SALLIE MAE
EMPLOYEE STOCK PURCHASE PLAN
Amended and Restated as of February 15, 2008
forms of compensation such as Short-term Disability payments, severance payments, incentive compensation, and overtime pay.

(b)	Entry Date. The term “Entry Date” shall mean the first day of each Plan Year, except that for eligible employees hired after the first day of any Plan Year and on or prior to July 1st, the initial “Entry Date” shall mean the first day of the month following their commencement of employment with the Corporation or an Employer. Notwithstanding the foregoing, with respect to eligible employees hired by APG, “Entry Date” shall mean the first day of each Plan Year, except that for any such eligible employee hired by APG after the first day of any Plan Year and on or prior to July 1st, the initial “Entry Date” shall mean the first day of the month following three consecutive months of their employment.

(c)	Offering Period. The term “Offering Period” shall mean the 12-month period beginning with the first day of each Plan Year, except that for eligible employees hired after the first day of any Plan Year and on or prior to July 1st, the initial “Offering Period” shall mean the period beginning with the first day of the month in which benefits are otherwise effective following their commencement of employment with the Corporation or an Employer and ending on the immediately following January 31st.

(e)	Plan Year. The Plan will follow a twelve month cycle starting each February 1st and ending the next January 31st, except for the short Plan Year beginning February 15, 2008 and ending January 31, 2009.

(e)	Purchase Date. The term “Purchase Date” shall mean the last day of an Offering Period, except if the New York Stock Exchange is closed on the last day of an Offering Period, the Purchase Date shall mean the immediately preceding trading day on the New York Stock Exchange.

(f)	Participant. The term “Participant” shall mean an eligible employee who elects to participate in the Plan pursuant to Paragraph 9.
6.	ELIGIBILITY
     All regular full-time APG employees and all regular full-time and part-time employees working 24 or more hours per week of the Corporation shall be eligible to participate in the Plan on their Entry Date; provided, however, that such eligible employees complete the enrollment procedures established by the Committee prior to the enrollment deadline for such Entry Date. Notwithstanding the prior sentence, the following individuals shall not be eligible to participate in the Plan:
(a)	any individual whose services are performed for the Employer pursuant to a contract between the Employer and another entity, and whom the Employer treats as a leased employee;

(b)	any individual that the Employer treats as an independent contractor;

(c)	temporary employees;

(d)	members of the Boards of Directors of the Corporation and of the Employers, unless otherwise eligible as described above; and

(e)	International employees; and

(f)	any part-time employees employed by APG.
7.	PURCHASE PRICE
     The Purchase Price per share shall be equal to the fair market value of a share of common stock on the first business day of the Plan Year on which the New York Stock Exchange is open, less 15 percent of such fair market value. Unless otherwise determined by the Board of Directors of the Corporation or the Committee, the fair market value of a share of common stock on a particular date shall be deemed to be the closing price of a share of common stock as recorded by the New York Stock Exchange Composite Transaction Tape on such date or, if no closing price has been recorded on such date, on the day immediately following the day on which such a closing price was recorded.
8.	OPTION TO PURCHASE STOCK

SALLIE MAE
EMPLOYEE STOCK PURCHASE PLAN
Amended and Restated as of February 15, 2008
     Prior to each Entry Date, the Corporation will offer eligible employees the opportunity to elect to participate in the Plan. Each eligible employee who elects to participate will receive an Option to purchase on the Purchase Date the number of full and/or fractional shares of common stock at the Purchase Price.
9.	ENROLLING IN THE PLAN
     An eligible employee may elect to participate in the Plan by completing the enrollment procedures established by the Committee before the enrollment deadline announced for each Entry Date.
     A Participant shall elect a percentage to be deducted regularly from his or her Eligible Compensation on an after-tax basis provided that the Participant must elect an initial payroll deduction of no less than one percent (1%) and no more than twenty-five percent (25%) of his or her Eligible Compensation, not to exceed $7,500 per Offering Period. Only whole percentages may be elected.
     A Participant may elect to change his or her payroll deduction percentage on a biweekly basis, as limited by Paragraph 12.
     Unless a Participant changes his or her payroll deduction percentage or ceases participation in the Plan in accordance with Paragraphs 12 and 13, a Participant’s payroll deductions, as limited by Paragraph 10, and his or her initial enrollment elections will continue until the end of the Offering Period. A Participant must complete the enrollment procedures established by the Committee each Offering Period.
10.	DEPOSITS
     Pursuant to the enrollment procedures established by the Committee, after-tax payroll contributions to the Plan will be deposited to an interest bearing omnibus account established for the Plan at the Sallie Mae Bank, a related party. No other types of deposits may be made. Accrued interest for the Plan will be based on the money market annual yield rate published in the Wall Street Journal “Bonds, Rates & Yields” section on the 25th of each month.
11.	INDIVIDUAL BALANCES
     Individual balances are record kept at Sallie Mae, Inc. by the Committee’s designates. Effective the 1st business day of each month, the accrued Plan interest will be allocated to Participants based on the individual balances on the last business day of the previous month. When applicable, the interest earned by each Participant for the calendar year will be reported on IRS Form 1099-DIV.
12.	MINIMUM AND MAXIMUM CONTRIBUTIONS
     A Participant must elect an initial payroll deduction of no less than one percent (1%) and no more than twenty-five percent (25%) of his or her Eligible Compensation, not to exceed $7,500 per Offering Period. A Participant may change his or her contribution during the Offering Period, including changing to zero percent. Contributions other than by payroll deductions are not permitted. Only whole percentages are allowed.
13.	WITHDRAWALS FROM THE PLAN
     A Participant may make one withdrawal during each Offering Period under the terms and procedures established by the Committee. The withdrawal must be for the total amount of contributions and interest on record at the time the transaction is processed. The funds will be distributed to the employee through their regular payroll check as soon as practicable but no later than thirty (30) days from the date the withdrawal request is submitted. If a Participant receives a withdrawal during an Offering Period, he or she shall no longer participate in the Plan for the remainder of such Offering Period. An eligible employee who has ceased participation in the Plan may enter the Plan for the next Offering Period by following the enrollment procedures established by the Committee, subject to Paragraph 9.
14.	STOCK PURCHASES
     In accordance with the applicable procedures established by the Committee, the Corporation shall exercise all options to Purchase shares which each Participant is entitled to. The Corporation shall withhold a sufficient number of shares to cover his or her applicable taxes on any gains, which is the difference between the value of shares purchased at the discount price and

SALLIE MAE
EMPLOYEE STOCK PURCHASE PLAN
Amended and Restated as of February 15, 2008
the market value of those shares on the purchase date. Taxes in the required amount will be paid to the appropriate government agency(ies).
If the Purchase Price exceeds the fair market value per share on the Purchase Date, no shares will be purchased. The individual balances will be distributed to the Participant’s via payroll.
     The common stock purchased on the Purchase Date will be issued and credited to a brokerage account established by the Corporation on behalf of the Participant (the “Stock Account”) as soon as administratively practicable after such Purchase Date. A Participant may sell any or all shares held in his/her Stock Account unless restricted from trading in Corporation Stock at that time.
15.	TERMINATION OF EMPLOYMENT
(a)	In the event that a Participant’s employment terminates for any reason including retirement, total and permanent Disability, or death, before the applicable Purchase Date, participation in the Plan shall terminate immediately and as soon as practicable and no later than January 1st following the Participant’s termination of employment, the Participant or the Participant’s beneficiary(ies) or estate if no beneficiary is elected will be paid in cash the value of his or her Individual Balance. A Participant who transfers employment between Employers shall not be deemed to have terminated employment for the purposes of this Paragraph.

(b)	For the purposes of this Paragraph, total and permanent Disability shall mean, except as may otherwise be required by Section 409A of the Code, a period of disability during which a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months as determined by the Social Security Administration; or (ii) the Participant begins to receive income replacement benefits under the Corporation’s Long-term Disability policy. The determination of the Committee as to an individual’s Disability and the date thereof shall be conclusive on all of the parties.

(c)	For the purposes of this Paragraph, an employee will be considered to terminate on account of retirement if he or she is at least the normal retirement age under Corporations’ qualified pension plan at the time of termination of employment.

(d)	A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan, references to a “termination”, “termination of employment” or like terms shall mean “separation from service”. If Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Section 15(c) or that is otherwise considered deferred compensation under Code Section 409(A) payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Participant, and (ii) the date of Participants death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 15(c) shall be paid or reimbursed to Participant in a lump sum, and any remaining payments and benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.
16.	NO TRANSFER OR ASSIGNMENT OF EMPLOYEE’S RIGHTS
     Except as specified in Paragraph 17, an employee’s rights under the Plan are his or hers alone and may not be transferred or assigned to, or availed of, by any other person.
17.	BENEFICIARY DESIGNATION
     The beneficiary shall be one or more persons designated by the Participant in accordance with the procedures established by the Committee who is entitled to receive amounts contributed and/or earned by the Participant and/or act on behalf of the Participant, pursuant to Paragraph 15.

SALLIE MAE
EMPLOYEE STOCK PURCHASE PLAN
Amended and Restated as of February 15, 2008
18.	CLAIMS PROCEDURES
     A Participant may appeal a denial of benefits under this Plan by submitting a written statement appealing the decision, normally within 60 days of the denial of the benefit by the Committee. In the written statement, the Participant must state reasons why the claim should not have been denied. Also, the written statement should be accompanied by any documents, additional information or comments that might be helpful to the Committee. In this manner, the Committee intends to afford any Participant or beneficiary whose claim for benefits has been denied a reasonable opportunity for a review of the decision. Written appeals must be sent to:
The Employee Stock Purchase Plan Committee
Mail Stop V5102
SLM Corporation
12061 Bluemont Way
Reston, VA 20190
     The Committee will review a Participant’s appeal and will promptly notify such Participant in writing of the decision. Normally, this decision will be made within 60 days of receipt of the appeal, but this period may be extended to no more than 120 days if special circumstances require additional time. In such a case, the Participant will be notified before the end of the initial 60-day period of the reasons for the extension.
19.	TERMINATION AND AMENDMENTS TO PLAN
(a)	The Corporation may at any time terminate the Plan or change the aggregate number of common shares that may be purchased under the Plan.

(b)	The Committee may at any time or times amend the Plan (including amendments to Appendix A to add or delete designated subsidiaries).

(c)	Nothing contained in this Plan shall be construed to prevent the Corporation from taking any corporate action which is deemed by the Corporation to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any rights granted under the Plan. No employee, beneficiary or other person or entity shall have any claim against the Corporation as a result of any such action.
20.	INDEMNITY
     The Corporation shall, consistent with applicable law, indemnify members of the Committee from any liability, loss or other financial consequence with respect to any act or omission relating to the Plan to the same extent and subject to the same conditions as specified in the indemnity provisions contained in the By-Laws and Regulations of the Corporation.
21.	LIMITATIONS ON SALE OF STOCK PURCHASED UNDER THE PLAN
     The Plan is intended to provide common stock for investment and not for resale. The Corporation does not, however, intend to restrict the sale of the stock other than in accordance with the Corporation’s general policies regarding the sale of the Corporation’s stock. The employee assumes the risk of any market fluctuations in the price of such stock.
22.	PAYMENT OF EXPENSES RELATED TO PLAN
     The cost, if any, for the delivery of shares to a Participant or commissions upon the sale of stock shall be paid by the Participant using such service. Other expenses associated with the Plan, if any, at the discretion of the Committee, will be allocated as deemed appropriate by the Committee.
23.	OPTIONEES NOT STOCKHOLDERS
     Neither the granting of an Option to an employee, nor the deductions from his or her pay shall cause such employee to be a stockholder of the shares covered by an Option until such shares have been purchased by and issued to him or her.
24.	FEDERAL AND STATE INCOME TAX REQUIREMENTS
     The Employers, in accordance with Sections 3102(a) and 3402(a) of the Code and applicable state law, are required to

SALLIE MAE
EMPLOYEE STOCK PURCHASE PLAN
Amended and Restated as of February 15, 2008
withhold from the wages of participating employees, in any payroll period in which compensation is deemed received by the employee, employment and income taxes with respect to the amount that is considered compensation includable in the employee’s gross income. An employee will be required to pay over to the Corporation or to the Employer funds sufficient to meet any tax obligation if any employee’s current compensation or amounts withheld from the option exercise are not sufficient to meet the employment and income tax withholding obligation.
25.	NO EMPLOYMENT RIGHTS
     Nothing in the Plan shall confer upon any employee any right to continued employment, or interfere with the right of the Corporation or the Employers to terminate his or her employment at any time, for any reason.
26.	EFFECTIVE DATE
     This current amendment and restatement is effective February 15, 2008.
          IN WITNESS WHEREOF, SLM Corporation has caused this instrument to be duly executed in its name and on its behalf.

SLM Corporation

By	/s/ JONI REICH

SALLIE MAE
EMPLOYEE STOCK PURCHASE PLAN
Amended and Restated as of February 15, 2008
APPENDIX A
DESIGNATED SUBSIDIARIES
Sallie Mae, Inc.
Student Loan Funding Resources
SLM Financial Corporation
Student Assistance Corporation
SLM Education Loan Corporation
General Revenue Corporation
.Pioneer Credit Recovery
UPromise Services
UPromise Investments
AMS
Nellie Mae, Inc.
NELA
Southwest Student Services Corp.
SLM Education Credit Finance
SLM Investment Corp.
The Sallie Mae Bank
Asset Performance Group
Arrow Financial Services
GRP Financial Services